UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 18, 2010

DREAMS, INC.

(Exact name of registrant as specified in its charter)

Utah	001-33405	87-0368170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 South University Drive, Plantation, Florida	33324
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 377-0002

Registrant’s facsimile number, including area code: (954) 475-8785

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02	Unregistered Sales of Equity Securities

On May 18, 2010, Dreams, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “SPA’s”) with each of five accredited investors (the “Investors”), pursuant to which the Company has raised $2,000,000 through the issuance of 1,428,570 shares of the Company’s common stock (the “Shares”) and warrants to purchase 285,714 shares of the Company’s common stock at an exercise price of $1.80 per share (the “Warrants”). The Warrants, which have a three year term, contain a cashless exercise provision and standard anti-dilution provisions. The SPA’s contain limited price protection for a one year period with respect only to the Shares then held by the Investors, subject to carve outs for certain exempt issuances, and require the Company to file a registration statement covering the Shares within 90 days of the closing date.

The Company’s placement agent received a commission in the amount of $50,000 and a warrant to purchase 50,000 shares of the Company’s common stock on terms the same as the Warrants issued to the Investors.

The transactions set forth in the SPA’s closed on May 26, 2010, upon receipt of the approval of the NYSE AMEX Equities Exchange for the listing of the Shares and the shares of common stock underlying the Warrants.

The securities were issued to the Investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933. The Investors received current information relating to the Company and had the ability to ask questions about the Company. The certificates representing the Shares and the Warrant agreements contain appropriate restrictive legends.

The descriptions of the SPA’s and the Warrants set forth herein are qualified in their entirety by the terms of the forms of agreements as attached hereto.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Form of Securities Purchase Agreement (1)

99.2	Form of Common Stock Purchase Warrant (1)

(1)	Filed as an exhibit to the Company’s Form 8-K on May 24, 2010, and incorporated by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 27, 2010	DREAMS, INC.

	By:	/s/ Ross Tannenbaum
Ross Tannenbaum
Chief Executive Officer

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